UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2008

VIACOM INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32686	20-3515052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Broadway, New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 258-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 4, 2008, Viacom Inc. (“Viacom” or the “Company”) announced restructuring plans to reduce its workforce across divisions by approximately 850 positions and write-down certain programming and other assets. These steps are being taken in response to current economic conditions in order to better align the Company’s organization and cost structure. Viacom also announced that it is suspending salary increases for its senior level management for 2009.

The restructuring is expected to result in an aggregate pre-tax charge of $400–$450 million, or $0.42 to $0.48 per diluted share, in the fourth quarter of 2008. Of this amount, approximately $75–$90 million relates to severance in connection with the workforce reductions. The remainder relates to the write-down of programming and other assets. The Company estimates that less than 50% of the restructuring charge will involve future cash payments.

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure.

The Company expects to realize pre-tax savings of $200–$250 million in 2009 as a result of the restructuring.

A copy of the press release is furnished herewith as Exhibit 99.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)         Exhibits. The following exhibit is furnished as part of this Report on Form 8-K:

Exhibit No.	Description of Exhibit
99	Press release of Viacom Inc. dated December 4, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACOM INC.

By:	/s/ Michael D. Fricklas
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary

Date:	December 8, 2008

Exhibit Index

Exhibit No.	Description of Exhibit

99	Press release of Viacom Inc. dated December 4, 2008.

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